EXHIBIT 99

TRIBUNE REPORTS 2007 FIRST QUARTER RESULTS

CHICAGO, April 19, 2007—Tribune Company (NYSE: TRB) today reported first quarter 2007 diluted earnings per share from continuing operations of $.08 compared with $.32 in the first quarter of 2006.

First quarter 2007 results from continuing operations included the following:

•	A net non-operating loss of $.20 per diluted share.

First quarter 2006 results from continuing operations included the following:

•	A charge of $.04 per diluted share for severance and other payments associated with the new union contracts at Newsday.

•	A net non-operating loss of $.02 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“The print advertising environment was challenging in the first quarter due to softness in classified categories,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “Our interactive division continues to generate significant growth and our newspapers continue to innovate—the Los Angeles Times launched new travel and fashion sections and RedEye will add a weekend edition in May. In broadcasting, revenue improvements in primetime helped offset weaker market conditions due in part to the absence of political spending versus last year.”

FIRST QUARTER 2007 RESULTS FROM CONTINUING OPERATIONS1
(Compared to First Quarter 2006)

CONSOLIDATED

Tribune’s 2007 first quarter operating revenues decreased 4 percent, or $55 million, to $1.2 billion. Consolidated cash operating expenses were down 2 percent, or $22 million. In the first quarter of 2006, cash operating expenses included a charge of $19 million associated with the new union contracts at Newsday. Operating cash flow was down 12 percent to $238 million from $271 million, while operating profit declined 16 percent to $181 million from $217 million.

1 “Operating profit” for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses. References to individual daily newspapers include their related businesses.

PUBLISHING

Publishing’s first quarter operating revenues were $931 million, down 5 percent, or $54 million. Publishing cash operating expenses decreased $26 million, or 3 percent, to $748 million, in part due to the charge of $19 million in 2006 associated with the new union contracts at Newsday. Publishing operating cash flow was $184 million, a 13 percent decline from $212 million in 2006. Publishing operating profit decreased 18 percent to $140 million, from $170 million in 2006.

   Management Discussion

•	Advertising revenues decreased 6 percent, or $47 million, for the quarter.

•
Retail advertising revenues were down 1 percent for the quarter. Increases at Chicago and South Florida were more than offset by decreases at Newsday and Los Angeles. Preprint revenues increased 2 percent for the quarter.

•	National advertising revenues were down 2 percent for the quarter, with declines across most categories.

•
Classified advertising revenues declined 14 percent for the quarter, with the largest declines at South Florida and Orlando: real estate revenues fell by 15 percent, help wanted revenues declined 14 percent and auto revenues were down 16 percent.

•	Interactive revenues, which are included in the above categories, were up 17 percent to $60 million, mainly due to strength in the classified auto and real estate categories.

•	Circulation revenues were down 7 percent for the quarter.
•
Individually paid circulation (home delivery plus single copy) for Tribune’s 9 metro newspapers averaged 2.8 million copies daily (Mon-Fri), flat from the prior year’s first quarter, and 4.0 million copies Sunday, down about 3 percent from the same reporting period in 2006.

•
Total net paid circulation averaged 2.9 million copies daily (Mon-Fri), off 2 percent from the prior year’s first quarter, and 4.1 million copies Sunday, representing a decline of 4 percent from the prior year as the Company continued to reduce “other paid” circulation.

•
Cash operating expenses decreased $26 million due in part to the previously discussed $19 million charge related to the Newsday union contracts in 2006, partially offset by a $2 million gain on real property sales in 2006. All other cash expenses were down $9 million as decreases in newsprint, compensation and promotion expenses were partially offset by increases in mailed preprint advertising postage and outside services expense.

BROADCASTING AND ENTERTAINMENT

Broadcasting and entertainment’s first quarter operating revenues decreased slightly to $283 million, from $284 million in 2006. Group cash operating expenses increased 2 percent, or $4 million, to $209 million. Operating cash flow was $74 million, down 7 percent from $80 million, and operating profit decreased 9 percent to $61 million from $67 million in 2006.

Television’s first quarter revenues decreased 1 percent to $264 million in 2007. Television cash operating expenses were up 2 percent, or $4 million from last year. Television operating cash flow was $78 million, down 6 percent from $83 million in 2006. Television operating profit declined 8 percent to $67 million, down from $73 million.

    Management Discussion

•
Station revenues in New York, Los Angeles and Chicago all showed improvements for the quarter. On a group basis, declines in the auto, retail and movie categories were partially offset by gains in the telecom, entertainment/recreation and packaged goods categories.

•	Television’s cash operating expenses were up 2 percent, or $4 million, primarily due to higher compensation expense, partially offset by a decrease in broadcast rights.

EQUITY RESULTS

Net equity income was $13 million in the first quarter of 2007, compared with $7 million in the first quarter of 2006. The increase reflects improvements at TV Food Network and CareerBuilder.

NON-OPERATING ITEMS

In the 2007 first quarter, Tribune recorded a pretax non-operating loss of $76 million ($49 million after-tax), of which $70 million related to marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

In the 2006 first quarter, Tribune recorded a pretax non-operating loss of $14 million ($8 million after-tax), primarily from marking-to-market the derivative component of the Company’s PHONES and the related Time Warner investment.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2007 first quarter were $20 million, down 4% from the first quarter of 2006.

Diluted weighted average shares outstanding declined by 21 percent from the first quarter of 2006 due to the stock repurchases in 2006.

Interest expense for the 2007 first quarter increased to $83 million, up 71 percent from $49 million in the first quarter of 2006. The increase in interest expense was due to higher debt levels and interest rates. Debt, excluding the PHONES, was $4.3 billion at the end of the 2007 first quarter and $2.8 billion at the end of the 2006 first quarter. The increase was primarily due to financing the stock repurchases in 2006.

Capital expenditures were $21 million in the first quarter of 2007.

DISCONTINUED OPERATIONS

On February 12, 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper. On March 6, 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The Advocate (Stamford) and Greenwich Time (collectively “SCNI”) for $73 million. The sales of these business units are expected to close in the second quarter of 2007. The assets and liabilities of these business units are now classified as held for sale and their results of operations are reported as discontinued operations. In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell. The Company expects to record a pretax gain on the sale of the New York edition of Hoy when the sale closes.

In June 2006, the Company announced the sales of its Atlanta and Albany television stations. The sale of the Atlanta station closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston station. The sales of the Albany and Boston stations closed in December 2006. The results of operations for these stations in 2006 are reported as discontinued operations.

CONFERENCE CALL

As a result of Tribune’s April 2nd announcement of its going-private transaction, the Company will not hold a first quarter earnings conference call or webcast.

Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

In connection with our proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tribune Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the proxy statement for Tribune’s Annual Meeting of Shareholders, which Tribune filed with the SEC on April 6, 2007. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune’s common stock. The solicitation of offers to buy Tribune's common stock will only be made pursuant to the offer to purchase and related materials that the Company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents when filed with the SEC through the SEC’s internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the Company or by written or oral request directed to the information agent identified in the offer to purchase.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward-looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the tender offer or the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the SEC through a Form 8-K. Tribune’s next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.

TRIBUNE (NYSE: TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, NY), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The Company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

MEDIA CONTACT:	INVESTOR CONTACT:
Gary Weitman	Ruthellyn Musil
312/222-3394 (office)	312/222-3787 (office)
312/222-1573 (fax)	312/222-1573 (fax)
gweitman@tribune.com	rmusil@tribune.com

TRIBUNE COMPANY
FIRST QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	FIRST QUARTER (A)
			%
	2007	2006	Change

OPERATING REVENUES	$1,214,502	$1,269,421	(4.3)
OPERATING EXPENSES (B)	1,033,040	1,052,520	(1.9)

OPERATING PROFIT (C)	181,462	216,901	(16.3)

Net Income on Equity Investments	12,684	6,548	93.7
Interest and Dividend Income	3,154	2,180	44.7
Interest Expense	(83,249)	(48,772)	70.7
Non-Operating Items (D)	(76,015)	(13,697)	NM

Income from Continuing Operations Before Income Taxes	38,036	163,160	(76.7)

Income Taxes	(19,257)	(64,004)	(69.9)

Income from Continuing Operations	18,779	99,156	(81.1)

Income (Loss) from Discontinued Operations, net of tax (E)	(34,374)	3,608	NM

NET INCOME (LOSS)	(15,595)	102,764	(115.2)

Preferred Dividends	–	(2,103)	(100.0)

Net Income (Loss) Attributable to Common Shares	$(15,595)	$100,661	(115.5)

EARNINGS (LOSS) PER SHARE
Basic
Continuing Operations	$.08	$.32	(75.0)
Discontinued Operations	(.14)	.01	NM
Net Income (Loss)	$(.06)	$.33	NM

Diluted (F)
Continuing Operations	$.08	$.32	(75.0)
Discontinued Operations	(.14)	.01	NM
Net Income (Loss)	$(.06)	$.33	NM

DIVIDENDS PER COMMON SHARE	$.18	$.18	–

Diluted Weighted Average Common Shares Outstanding (G)	242,052	305,959	(20.9)

(A)	2007 first quarter: Jan. 1, 2007 to April 1, 2007. (13 weeks)
2006 first quarter: Dec. 26, 2005 to March 26, 2006. (13 weeks)

(B)	Operating expenses for the first quarter of 2006 included a charge of $19 million, or $.04 per diluted share, for severance and other payments associated with the new union contracts at Newsday.

(C)	Operating profit excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

(D)	The first quarter of 2007 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(69,780)	$(42,566)	$(.18)
Gain on sales of investments	73	45	–
Other, net	(6,308)	(6,958)	(.03)
Total non-operating items	$(76,015)	$(49,479)	$(.20)

The first quarter of 2006 included the following non-operating items:

	Pretax	After-tax
	Gain (Loss)	Gain (Loss)	Diluted EPS

Loss on derivatives and related investments (1)	$(10,317)	$(6,293)	$(.02)
Gain on sales of investments	3,466	2,114.01
Other, net	(6,846)	(4,176)	(.01)
Total non-operating items	$(13,697)	$(8,355)	$(.02)

(1) Loss on derivatives and related investments represents primarily the net change in fair values of the derivative component of the Company’s PHONES and the related Time Warner shares.

(E)	In February 2007, the Company announced an agreement to sell the New York edition of Hoy, the Company’s Spanish-language daily newspaper. In March 2007, the Company announced an agreement to sell its Southern Connecticut Newspapers—The
Advocate (Stamford) and Greenwich Time (collectively “SCNI”). The sales of these business units are expected to close in the second quarter of 2007. In June 2006, the Company announced agreements to sell its Atlanta and Albany television stations.
The sale of Atlanta closed in August 2006. In September 2006, the Company announced an agreement to sell its Boston television station. The sales of Albany and Boston closed in December 2006. Operating results for these business units are reported as discontinued operations. Income (loss) from discontinued operations in the first quarter included the following:

	First Quarter
	2007	2006

Income (loss) from operations, net of tax	$(1,202)	$3,608
Expected loss on the sale of SCNI, net of tax (1)	(33,172)	–
Total	$(34,374)	$3,608

(1) In the first quarter of 2007, the Company recorded an after-tax loss of $33 million to write down the SCNI net assets to estimated fair value, less costs to sell. The Company expects to record a pretax gain on the sale of the New York edition of Hoy when the sale closes.

(F)	For the first quarters of 2007 and 2006, weighted average common shares outstanding used in the calculations of diluted earnings per share (“EPS”) were adjusted for the dilutive effect of stock-based compensation awards. All of the Company’s
Series C, D-1, and D-2 preferred shares were issued to and held by TMCT, LLC and TMCT II, LLC. In connection with a restructuring of these limited liability companies, all of these preferred shares were distributed to the Company on Sept. 22,
2006 and are no longer outstanding. The Company’s Series C, D-1 and D-2 convertible preferred shares were not included in the calculation of diluted EPS for the first quarter of 2006 because their effects were antidilutive. Following are the calculations for the first quarter:

	First Quarter
	2007	2006

Income from continuing operations	$18,779	$99,156
Income (loss) from discontinued operations, net of tax	(34,374)	3,608
Net income (loss)	(15,595)	102,764
Dividends for Series C, D-1 and D-2 preferred stock	–	(2,103)
Net income (loss) attributable to common shares	$(15,595)	$100,661

Weighted average common shares outstanding	239,959	304,219
Adjustment for stock-based compensation awards, net	2,093	1,740
Adjusted weighted average common
shares outstanding	242,052	305,959

Diluted earnings (loss) per share:
Continuing operations	$.08	$.32
Discontinued operations	(.14)	.01
Net income (loss)	$(.06)	$.33

(G)	The number of common shares outstanding, in thousands, at April 1, 2007 was 240,573.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	FIRST QUARTER
			%
	2007	2006	Change
PUBLISHING
Operating Revenues	$931,494	$985,319	(5.5)
Cash Operating Expenses (A) (B)	(747,736)	(773,372)	(3.3)
Operating Cash Flow (C) (D)	183,758	211,947	(13.3)
Depreciation and Amortization Expense	(44,037)	(42,134)	4.5
Total Operating Profit (D)	$139,721	$169,813	(17.7)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$264,446	$265,791	(0.5)
Radio/Entertainment	18,562	18,311	1.4
Total Operating Revenues	283,008	284,102	(0.4)

Cash Operating Expenses (A)
Television	(186,407)	(182,336)	2.2
Radio/Entertainment	(22,465)	(22,228)	1.1
Total Cash Operating Expenses	(208,872)	(204,564)	2.1

Operating Cash Flow (C) (D)
Television	78,039	83,455	(6.5)
Radio/Entertainment	(3,903)	(3,917)	(0.4)
Total Operating Cash Flow	74,136	79,538	(6.8)

Depreciation and Amortization Expense
Television	(11,136)	(10,795)	3.2
Radio/Entertainment	(1,618)	(1,292)	25.2
Total Depreciation and Amortization Expense	(12,754)	(12,087)	5.5

Operating Profit (D)
Television	66,903	72,660	(7.9)
Radio/Entertainment	(5,521)	(5,209)	(6.0)
Total Operating Profit	$61,382	$67,451	(9.0)

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$(19,400)	$(20,024)	(3.1)
Depreciation and Amortization Expense	(241)	(339)	(28.9)
Total Operating Loss (D)	$(19,641)	$(20,363)	(3.5)

CONSOLIDATED
Operating Revenues	$1,214,502	$1,269,421	(4.3)
Cash Operating Expenses (A) (B)	(976,008)	(997,960)	(2.2)
Operating Cash Flow (C) (D)	238,494	271,461	(12.1)
Depreciation and Amortization Expense	(57,032)	(54,560)	4.5
Total Operating Profit (D)	$181,462	$216,901	(16.3)

(A)	The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$791,773	$221,626	$19,641	$1,033,040
Less: depreciation and amortization expense	44,037	12,754	241	57,032
Cash operating expenses	$747,736	$208,872	$19,400	$976,008

Following is a reconciliation of operating expenses to cash operating expenses for the first quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating expenses	$815,506	$216,651	$20,363	1,052,520
Less: depreciation and amortization expense	42,134	12,087	339	54,560
Cash operating expenses	$773,372	$204,564	$20,024	$997,960

(B)	Publishing cash operating expenses for the first quarter of 2006 included a charge of $19 million for severance and other payments associated with the new union contracts at Newsday.

(C)	Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest and dividend income, interest expense, equity income and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2007:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$139,721	$61,382	$(19,641)	$181,462
Add back: depreciation and amortization expense	44,037	12,754	241	57,032
Operating cash flow	$183,758	$74,136	$(19,400)	$238,494

Following is a reconciliation of operating profit (loss) to operating cash flow for the first quarter of 2006:

		Broadcasting and
	Publishing	Entertainment	Corporate	Consolidated

Operating profit (loss)	$169,813	$67,451	$(20,363)	$216,901
Add back: depreciation and amortization expense	42,134	12,087	339	54,560
Operating cash flow	$211,947	$79,538	$(20,024)	$271,461

TRIBUNE COMPANY
SUMMARY OF REVENUES AND NEWSPAPER ADVERTISING VOLUME (Unaudited)
For Period 3 Ended April 1, 2007
(In thousands)

	Period 3 (4 weeks)			Year to Date (13 weeks)
			%			%
	2007	2006	Change	2007	2006	Change
Publishing (A)
Advertising
Retail	$95,836	$92,912	3.1	$292,289	$294,083	(0.6)
National	52,341	53,087	(1.4)	177,801	181,760	(2.2)
Classified	85,069	101,296	(16.0)	260,742	302,432	(13.8)
Sub-Total	233,246	247,295	(5.7)	730,832	778,275	(6.1)
Circulation	41,100	44,609	(7.9)	134,871	144,297	(6.5)
Other	21,465	20,188	6.3	65,791	62,747	4.9
Segment Total	295,811	312,092	(5.2)	931,494	985,319	(5.5)

Broadcasting & Entertainment
Television (B)	87,907	88,732	(0.9)	264,446	265,791	(0.5)
Radio/Entertainment	8,067	9,061	(11.0)	18,562	18,311	1.4
Segment Total	95,974	97,793	(1.9)	283,008	284,102	(0.4)
Consolidated Revenues (A)(B)	$391,785	$409,885	(4.4)	$1,214,502	$1,269,421	(4.3)

Total Advertising Inches (A)(C)
Full Run
Retail	383	383	–	1,208	1,210	(0.2)
National	218	229	(4.8)	699	797	(12.3)
Classified	683	810	(15.7)	2,066	2,411	(14.3)
Sub-Total	1,284	1,422	(9.7)	3,973	4,418	(10.1)
Part Run	1,612	1,687	(4.4)	4,735	4,960	(4.5)
Total	2,896	3,109	(6.9)	8,708	9,378	(7.1)

Preprint Pieces (A)(C)	1,180,461	1,045,263	12.9	3,484,658	3,328,527	4.7

(A)	In the first quarter of 2007, Tribune Company agreed to sell its Southern Connecticut Newspapers—The Advocate
(Stamford) and Greenwich Time (collectively “SCNI”) and its New York edition of Hoy. The 2007 and 2006 results for these businesses have been excluded from this presentation.

(B)	Excludes results from discontinued operations in 2006 (WATL-TV, Atlanta, WLVI-TV, Boston and WCWN-TV, Albany).

(C)	Volume for 2006 has been modified to conform with the 2007 presentation. Volume includes only the daily newspapers and is based on preliminary internal data, which may be updated in subsequent reports.